Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated effective as of January 14, 2011 (this “Agreement”), is between Lighting Science Group Corporation (the “Company”) and The Home Depot, Inc. (the “Investor”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Investor is acquiring a warrant (the “Warrant”) to purchase up to five million (5,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), of the Company; and

WHEREAS, the Investor and the Company desire to enter into this Agreement to provide for certain rights relating to the registration of such shares of Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that in no event shall any Holder be deemed an Affiliate of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Convertible Securities” means any evidences of indebtedness, including bonds and debentures, shares, including preferred stock, warrants, options or other securities that are convertible into or exchangeable or exercisable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Holder” or “Holders” means the Investor and/or any subsequent Permitted Transferee.

“Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

“Permitted Transferee” means any Person to whom Registrable Securities may be transferred in accordance with the requirements set forth in Section 7.

“Public Offering” means the sale of the Company’s Common Stock for cash to the public pursuant to an effective registration statement filed under the Securities Act.

“Registrable Securities” means (i) all of the shares of Common Stock owned or held as of the date of this Agreement by the Investor or acquired at any time hereafter if at such time the Investor holds Registrable Securities, including in each case any vested shares of Common Stock issuable pursuant to the exercise of the Warrant or any other Convertible Securities (provided that the underlying shares have vested); (ii) any shares of Common Stock owned or held by, or issuable pursuant to the conversion, exchange or exercise of any Convertible Securities (provided that the underlying shares have vested) to, a transferee of the Investor to whom rights, duties and obligations under this Agreement are assigned by the Investor in accordance with Section 7; and (iii) any shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the Registrable Securities described in (i) and (ii) above; provided, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such registration statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the first date upon which such securities are saleable under Rule 144 (or any successor provision) promulgated by the Commission without regard to any volume limitation requirements under Rule 144.

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

Section 2. Piggyback Registration.

(a) If at any time, the Company proposes to file a Registration Statement with respect to a Public Offering (other than a registration statement: (i) on Form S-4 or S-8 or any successor form filed under the Securities Act; (ii) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company; (iv) for a dividend reinvestment plan; or (v) on any other form not available for registering the Registrable Securities for sale to the public), the Company shall promptly provide each Holder with written notice (which notice shall be given not less than fifteen (15) days prior to the expected effective date of such registration statement) of such registration (a “Piggyback Registration”), which notice shall offer such Holder the opportunity to register such amount of Registrable Securities as it shall request. Each Holder of Registrable Securities shall have ten (10) days from the date of receipt of the Company’s notice to deliver to the Company a written request for inclusion of such Holder’s Registrable Securities, specifying the number of such Registrable Securities to be included in the registration. Any Holder shall have the right to withdraw such Holder’s request for inclusion by sending a written withdrawal notice to the Company. The Company shall use commercially reasonable efforts to include in such registration all the Registrable Securities requested to be included by any Holder in accordance with this Section 2(a).

(b) If the Company intends for the Common Stock being registered pursuant to any Piggyback Registration to be distributed pursuant to an underwriting (an “Underwritten Piggyback Registration”), the notice provided by the Company to each Holder pursuant to Section 2 shall state that such registration will be underwritten. In connection with an Underwritten Piggyback Registration, the Board of Directors of the Company shall select the institution or institutions that shall manage or lead such offering (the “Underwriter”).

(c) Notwithstanding anything to the contrary in Section 2, the right of any Holder to participate in an Underwritten Piggyback Registration shall be conditioned upon such Holder agreeing to (i) sell all of its Registrable Securities included in such registration on the basis provided in any underwriting arrangements approved by the Company and (ii) complete and execute all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

(d) If in connection with any Underwritten Piggyback Registration the Underwriter advises the Company that in its opinion the number of securities requested to be included in such registration exceeds the number that can reasonably be sold in such offering, then the Company shall include in such registration: (i) first, all of the securities that the Company proposes to sell (the “Company Shares”); (ii) second, all of the securities requested to be included therein by any Persons exercising demand registration rights granted by the Company (the “Demand Shares”); (iii) third, all of the securities requested to be included therein pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and among the Company and Pegasus Partners IV, L.P. (the “Pegasus Shares”); and (iv) fourth, the Pro Rata Amount (as defined below) of Registrable Securities requested by the Holders to be included therein. With respect to any Holder, the “Pro Rata Amount” of Registrable Securities shall be equal to the product of (x) the maximum number of Registrable Securities that the Underwriter estimates can be underwritten in connection with such registration less the Company Shares, the Demand Shares and the Pegasus Shares and (y) a fraction, the numerator of which shall equal the number of Registrable Securities that such Holder requested be included in such registration, and the denominator of which shall equal the total number of Registrable Securities that were requested to be included in such registration by all Holders. If the number of Registrable Securities that any Holder requested be included in an Underwritten Piggyback Registration is to be reduced as a result of this Section 2(d), the Company shall promptly notify such Holder of any such reduction and the number of Registrable Securities of such Holder that will be included in such registration.

(e) If in connection with any Underwritten Piggyback Registration any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw from such underwriting by delivering written notice to the Company and the Underwriter at least seven (7) days prior to the effective date of the registration statement. Any Registrable Securities withdrawn from such underwriting shall also be withdrawn from such registration.

(f) Nothing in this Section 2 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 2 or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

(g) The Company shall be entitled to suspend the rights of selling Holders to make sales pursuant to a registration statement otherwise required to be kept effective hereunder if the Company determines in good faith that there exists a material proposed event (including any proposed acquisition or disposition) that would be required to be disclosed in such registration statement and the disclosure of which would either have a material adverse effect on such proposed transaction or the Company.

(h) Upon receipt of written notice from the Company that a registration statement or prospectus contains a misstatement, each Holder of Registrable Securities shall forthwith discontinue the disposition of Registrable Securities until the Holder has received copies of the supplemented or amended prospectus that corrects such misstatement, or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 3. Registration Procedures.

(a) In the case of each registration by the Company pursuant to this Agreement, the Company shall use its commercially reasonable efforts to:

(i) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to ninety (90) days or until the distribution contemplated in the registration statement has been completed; provided, that such period shall be extended to take into account any period in which a Holder is subject to a suspension or discontinuance of sales pursuant to Section 2(g) or Section 2(h);

(ii) Prepare and file with the Commission such amendments, supplements and post-effective amendments to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv) Use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(a)(iv); (B) subject itself to taxation but for this Section 3(a)(iv); or (C) consent to general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this Section 3(a)(iv);

(v) Use its commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be required by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

(vi) Immediately notify the managing Underwriter, if any, and each Holder under such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances (and upon receipt of any such notice, each selling Holder agrees to suspend sales of Registrable Securities covered by such prospectus until such time as the Company notifies each Holder that the prospectus (as supplemented or amended) no longer includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing), and the Company shall promptly prepare and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances;

(vii) Use its commercially reasonable efforts to cause all such Registrable Securities covered by the registration statement to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed, and enter into such customary agreements, including a listing application; provided, that the applicable listing requirements are satisfied;

(viii) Make available for inspection during normal business hours by any Holder of Registrable Securities covered by such registration statement, any Underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, “Records”), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, the Company shall have no obligation to disclose any Records to the Inspectors in the event the Company determines that such disclosure is reasonably likely to have an adverse effect on the Company’s ability to assert the existence of an attorney-client privilege with respect thereto;

(ix) If the offering is underwritten, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the Holders of a majority (by number of shares) of the Holders of Registrable Securities being sold in connection therewith (including those reasonably requested by the managing Underwriters) in order to expedite or facilitate the disposition of such Registrable Securities; and

(x) Comply, and continue to comply during the period that such registration statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission with respect to the disposition of all Registrable Securities covered by such registration statement, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(b) In connection with any registration statement in which Holders are participating, each seller of Registrable Securities shall furnish to the Company in writing such information and affidavits with respect to itself and its proposed distribution of Registrable Securities as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

Section 4. Registration Expenses.

(a) Subject to Section 4(b), all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with federal and applicable state securities laws, printing expenses, escrow fees, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, Underwriters (excluding discounts and commissions) and other Persons, retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company.

(b) If the Holders choose to be represented by separate counsel in connection with the registration of the Registrable Securities, then the Holders will bear the cost of such separate legal counsel. Any underwriting discounts or commissions incurred in connection with, and attributable to, the sale of Registrable Securities shall be borne by the Holders of such Registrable Securities.

Section 5. Indemnification.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company agrees to indemnify and hold harmless (i) each seller of Registrable Securities and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller of Registrable Securities (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any seller of Registrable Securities or any controlling person, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, judgments, actions and reasonable expenses (including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any such party) directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act (or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the Company shall not be liable in any such case insofar as such losses, claims, damages, liabilities or expenses are caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information relating to any seller of Registrable Securities that is furnished in writing to the Company by such seller or any controlling person of such seller specifically for use in such registration statement or prospectus; provided, further, that the indemnity agreement contained in this Section 5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, judgment, action or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, each seller of Registrable Securities thereunder agrees, severally and not jointly, to indemnify and hold harmless the Company, and its respective directors, officers, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and the respective officers, directors, partners, employees, representatives and agents of each such Person, each Underwriter and each Person, if any, who controls any Underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and each other seller of Registrable Securities and each Person who controls any such other seller of Registrable Securities, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, judgments, actions and reasonable expenses (including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any such party) directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act (or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that such seller of Registrable Securities will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage, liability, judgment, action or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller furnished in writing to the Company by such seller or any controlling person of such seller specifically for use in such registration statement or prospectus; provided, further, that the indemnity agreement contained in this Section 5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, judgment, action or expense if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to promptly notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action shall be brought against any indemnified party and it shall promptly notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 5 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have reasonably concluded in writing that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but the fees and disbursements of such counsel shall be at the expense of such indemnified party; provided, that such fees and expenses shall be at the expense of the indemnifying party if (i) the indemnifying party shall have failed to retain counsel for the indemnified party in accordance with this Section 5(c) or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the indemnified party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the written consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity was sought hereunder by such indemnified party unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party. The indemnification procedures of Underwriters provided for in this Section 5 shall be on such other terms and conditions as are at the time customary and reasonably required by such Underwriter as provided in Section 2(c).

(d) If the indemnification provided for in Section 5(a) and Section 5(b) above is unavailable or insufficient to hold harmless an indemnified party under such sections in respect of any losses, claims, damages, liabilities, judgments, actions or expenses in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the Underwriters or the sellers of such Registrable Securities, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, judgments, actions or expenses as well as any other relevant equitable considerations, including, without limitation, the failure to give any notice under Section 5(c) above. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the Underwriter or the sellers of such Registrable Securities, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of the Holders agrees that it would not be just and equitable if contributions pursuant to this Section 5(d) were determined by pro rata allocation (even if all of the sellers of such Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this section. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, judgments, actions or expenses in respect thereof, referred to in this Section 5(d), shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

Section 6. Rule 144. The Company agrees with the Holders that it shall file any and all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder. Upon the written request of any Holder, the Company shall promptly furnish to such Holder a written statement by the Company as to its compliance with the reporting requirements set forth in this Section 6.

Section 7. Transfers of Registration Rights. The rights of a Holder hereunder may only be transferred or assigned in connection with a transfer of Registrable Securities to an Affiliate or a successor of The Home Depot, Inc. Notwithstanding the foregoing, such rights may only be transferred or assigned; provided, that all of the following additional conditions are satisfied: (a) the aggregate amount of Registrable Securities transferred to such transferee amounts to at least 1% of the then issued and outstanding Common Stock, which with respect to the shares of Common Stock issuable pursuant to Convertible Securities shall be calculated in accordance with Section 13 of the Exchange Act and the rules and regulations promulgated thereunder; (b) such transfer or assignment is effected in accordance with applicable securities laws; (c) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (d) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

Section 8. Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). No party may assign this Agreement or any rights, interests or obligations hereunder (in whole or in part, by operation of law or otherwise) to any Person without the prior written consent of the other party, and any attempt to make such assignment without such consent shall be null and void ab initio.

Section 11. Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. None of the provisions of this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions thereof may not be given, unless the Company has obtained the written consent of Holders holding a majority of the Registrable Securities; provided, that a waiver or consent to departure from the provisions of this Agreement that relates exclusively to the rights of Holders whose Registrable Securities are being sold pursuant to a registration statement and that does not directly or indirectly adversely affect the rights of any other Holders may be given by the Holders of a majority of the Registrable Securities being sold. Notwithstanding the foregoing, no Holder’s rights under Section 5 may be adversely affected without the consent of such Holder.

Section 12. Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by facsimile, by email or by reputable domestic or international overnight courier to the parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this Section 7):

If to the Company, to it at:	Lighting Science Group Corporation
1227 South Patrick Drive
Building 2A
Satellite Beach, FL 32937
Attention: Chief Financial Officer
Telephone: (321) 779-5520
Facsimile: (321) 779-5521
Email: Greg.Kaiser@lsgc.com

with a copy to:	Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
Attention: Greg R. Samuel
Telephone: (214) 651-5645
Facsimile: (214) 200-0577
Email: Greg.Samuel@haynesboone.com
Facsimile: (214) 200-0577

If to the Investor, to it at:	The Home Depot, Inc.
2455 Paces Ferry Road, N.W.
Atlanta, GA 30339
Attention: Carol B. Tomé
Chief Financial Officer and Executive Vice President – Corporate Services Telephone: (770) 384-5735 Facsimile: (770) 384-5736
Email: carol_tome@homedepot.com

with a copy to:	The Home Depot, Inc.
2455 Paces Ferry Road, N.W.
Building C-20
Atlanta, GA 30339
Attention: Briley Brisendine
Vice President- Corporate Law & Associate General Counsel
Telephone: (770) 384-5724
Facsimile: (770) 384-5842
Email: briley_brisendine@homedepot.com

Any such notice, request, demand, claim or other communication will be deemed to have been given (a) if personally delivered, when so delivered, (b) if sent by facsimile or email, upon transmission with electronic confirmation thereof or (c) if sent by reputable domestic or international overnight courier, when received.

Section 13. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or email (in .pdf or .tif format) transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party to this Agreement will raise the use of a fax or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 14. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, a Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 16. Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the word “Section” refers to a Section of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	Chief Financial Officer

THE HOME DEPOT, INC.

By:	/s/ L. Briley Brisendine, Jr.
Name:	L. Briley Brisendine, Jr.
Title:	VP – Corporate Law & Associate General Counsel

Signature Page to

Registration Rights Agreement